      As filed with the Securities and Exchange Commission on October 28, 1998
          File No. 333-

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933


                        EQUITY RESIDENTIAL PROPERTIES TRUST
               (Exact name of Registrant as specified in its charter)

          Maryland                                   13-3675988
(State or other jurisdiction of                   (I.R.S. Employer
Incorporation of Organization)                    Identification No.)

   Two North Riverside Plaza, Suite 400, Chicago, Illinois  60606 (312) 474-1300
                      (Address of Principal Executive Offices)

                            MERRY LAND SUBSTITUTE OPTIONS
                               (Full Title of the Plan)

                                 Douglas Crocker II
                       President and Chief Executive Officer
                        Two North Riverside Plaza, Suite 400
                              Chicago, Illinois  60606
                      (Name and Address of Agent for Service)

                                   (312) 474-1300
           (Telephone Number, Including Area Code, of Agent for Service)

                                     Copies to:
                              William C. Hermann, Esq.
                           Rosenberg & Liebentritt, P.C.
                       Two North Riverside Plaza, Suite 1600
                              Chicago, Illinois 60606

                          CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                             Proposed Maximum    Proposed Maximum
                                              Amount to be    Aggregate Price        Aggregate           Amount of
      Title of Securities to be Registered     Registered      Per Share (1)     Offering Price (1)  Registration Fee
-----------------------------------------------------------------------------------------------------------------------
    Common Shares of Beneficial Interest,
    $.01 par value  . . . . . . . . . . .       921,780            $38.70           $35,672,886           $9,918
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the amount of the registration fee based upon the weighted average price at which the options may be exercised, pursuant to Rule 457(h)(1).

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     (a)  Annual Report on Form 10-K for the year ended December 31, 1997;

     (b) Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 1998 and June 30, 1998;

     (c) Current Reports on Form 8-K dated January 21, 1998, February 12, 1998, February 18, 1998, March 25, 1998, April 23, 1998, June 25, 1998, July 8, 1998,
July 23, 1998, August 11, 1998, October 19, 1998, March 12, 1997,
March 17, 1997, May 20, 1997, August 15, 1997, September 10, 1997,
September 17, 1997, October 9, 1997 and December 23, 1997 and the Company's Current Reports on Form 8-K/A dated July 23, 1998 and October 9, 1997; and

     (d)  Report on Form 8-A/A dated August 10, 1993 (File No. 1-12252).

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Sheli Z. Rosenberg, of counsel to Rosenberg & Liebentritt, P.C., is a trustee of the Registrant. The Registrant incurred legal fees to Rosenberg & Liebentritt, P.C. of approximately $1.4 million in 1997. Attorneys of Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares of Beneficial Interest of the Registrant, either directly or upon the exercise of options.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant's declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

     The Maryland REIT Law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporate Law ("MGCL") for directors and officers of Maryland corporations. In accordance with the MGCL, the Registrant's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant's bylaws also
(x) permit the Registrant to provide indemnification or payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant and to any employee or agent of the Registrant or a predecessor of the Registrant (y) provide that any indemnification or payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to trustees and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The partnership agreements of the Operating Partnership, of which the Registrant is the general partner, and Equity Residential Properties Management Limited Partnership (the "Management Partnership") of which the Operating Partnership is general partner, also provide for indemnification of the Registrant and its officers and trustees to the same extent indemnification is provided to officers and trustees of the Registrant in its declaration of trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnership and their respective partners to the same extent the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's declaration of trust.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     See Exhibit Index which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Offered Shares (if the total dollar value of Offered Shares would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

     PROVIDED, HOWEVER, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Offered Shares being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Offered Shares offered herein, and the offering of such Offered Shares at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 28, 1998.

                    EQUITY RESIDENTIAL PROPERTIES TRUST

                    By:  /s/ Douglas Crocker II
                         ------------------------------------------------------
                         Douglas Crocker II, President, Chief Executive Officer and Trustee

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Name                                 Title                                                Date
----                                 -----                                                ----

/s/ Samuel Zell                      Chairman of the Board of Trustees                    October 28, 1998
----------------------------------
Samuel Zell

/s/ Douglas Crocker II               President, Chief Executive Officer and Trustee       October 28, 1998
----------------------------------
Douglas Crocker II

/s/ David J. Neithercut              Executive Vice President and Chief Financial         October 28, 1998
----------------------------------   Officer
David J. Neithercut

/s/ Michael J. McHugh                Executive Vice President, Chief Accounting Officer   October 28, 1998
----------------------------------   and Treasurer
Michael J. McHugh

/s/ Gerald A. Spector                Executive Vice President, Chief Operating Officer    October 28, 1998
----------------------------------   and Trustee
Gerald A. Spector

/s/ Sheli Z. Rosenberg               Trustee                                              October 28, 1998
----------------------------------
Sheli Z. Rosenberg

/s/ James D. Harper, Jr.             Trustee                                              October 28, 1998
----------------------------------
James D. Harper, Jr.

/s/ Errol R. Halperin                Trustee                                              October 28, 1998
----------------------------------
Errol R. Halperin

/s/ John Alexander                   Trustee                                              October 28, 1998
----------------------------------
John Alexander

/s/ Barry S. Sternlicht              Trustee                                              October 28, 1998
----------------------------------
Barry S. Sternlicht

/s/ B. Joseph White                  Trustee                                              October 28, 1998
----------------------------------
B. Joseph White

/s/ Henry H. Goldberg                Trustee                                              October 28, 1998
----------------------------------
Henry H. Goldberg


/s/ Edward Lowenthal                 Trustee                                              October 28, 1998
----------------------------------
Edward Lowenthal

/s/ Jeffrey H. Lynford               Trustee                                              October 28, 1998
----------------------------------
Jeffrey H. Lynford

/s/ Stephen O. Evans                 Trustee                                              October 28, 1998
----------------------------------
Stephen O. Evans

/s/ Boone A. Knox                    Trustee                                              October 28, 1998
----------------------------------
Boone A. Knox

/s/ Michael N. Thompson              Trustee                                              October 28, 1998
----------------------------------
Michael N. Thompson

                                   EXHIBIT INDEX

                                                                   Sequentially
   Exhibit                            Exhibit                        Numbered
    Number                          Description                        Page
    ------                          -----------                    ------------
      4.1      *  Second Amended and Restated Declaration of
                  Trust, as amended

      4.2     **  Second Amended and Restated Bylaws

      5           Opinion of Rosenberg & Liebentritt, P.C.

      23.1        Consent of Grant Thornton LLP

      23.2        Consent of Ernst & Young LLP

      23.3        Consent of Arthur Andersen LLP

      23.4        Consent of Rosenberg & Liebentritt, P.C.
                  (included in Exhibit 5)

      24          Power of Attorney (filed as part of the
                  signature page to the Registration Statement)


------------------
* Included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

** Included as Exhibit 99.2 to the Registrant's Registration Statement on Form S-4, File No. 333-24653, and incorporated herein by reference.